Exhibit 10.29
Notice to Holders of
United Chile Synthetic Options
Right to Amend Grant Agreement
December 16, 2008
     This Notice is delivered to you as a holder of United Chile Synthetic Options (“United Chile Options”) granted pursuant to the Letter Agreement dated December 22, 2006 (the “Grant Agreement”) between you and United Chile LLC. Capitalized terms used but not defined in this Notice have the meaning given to such terms in the Grant Agreement, a copy of which is attached hereto.
     The Term of your United Chile Options will expire on the date set forth in Schedule A of the Grant Agreement or, if earlier, the expiration date established under Section 2(d) of the Grant Agreement. Section 2(d)(iii) of the Grant Agreement provides that if your employment or consulting relationship with LGI and its Subsidiaries (collectively, the “Company”) terminates for any reason other than for cause, Disability or death, then the Term of your United Chile Options will expire on the last day of the 90-day period beginning on the date of termination of such employment or consulting relationship. Under Section 2(d)(ii), if you die during the 90-day period referenced in the preceding sentence, the Term of your United Chile Options would expire on the date that is one-year after the date of your death.
     This Notice is delivered to advise you of the determination by the LGI Committee to afford each holder of United Chile Options a one-time opportunity to amend Section 2(d)(iii) of the Grant Agreement to extend the 90-day period therein to a period of one year following the termination of such holder’s employment or consulting relationship with the Company. A conforming amendment would also be made to Section 2(d)(ii). If you elect to so amend the Grant Agreement, the amendment will apply to all of your United Chile Options.
     As provided in the Grant Agreement, although the United Chile Options may be exercised at any time during the applicable Term, payment by United Chile will not be made with respect to such exercise until after the Term has expired. As such, if you elect to amend Section 2(d)(iii) of the Grant Agreement and your employment or consulting relationship with the Company terminates for any reason other than cause, Disability or death, then both the exercise period and payment date applicable to your United Chile Options would be extended from 90 days to one year (or, if shorter, to the end of the Term as set forth on Schedule A of the Grant Agreement) from the date of such termination. If you die during the one-year period described above regarding terminations to which Section 2(d)(iii) applies, the Term applicable to your United Chile Options would continue to be extended for a period of one year (or, if shorter, to the end of the Term as set forth on Schedule A of the Grant Agreement) from the date of your death, as is currently the case under Section 2(d)(ii).

     You may elect to amend Section 2(d)(ii) and Section 2(d)(iii) as provided above only by executing and returning the attached Amendment Election Form to United Chile LLC, attention Elizabeth Markowski, no later than Tuesday, December 30, 2008. Delivery of the Amendment Election Form may be effected through any of the following means: (1) personal delivery to LGI’s corporate headquarters at 12300 Liberty Boulevard, Englewood Colorado, 80112, USA, (2) facsimile delivery to +1 303.220.6691, or (3) email delivery to liz@lgi.com. If delivery is by facsimile or email, please also forward an original executed copy by courier to the attention of Elizabeth M. Markowski at LGI’s corporate headquarters at the address set forth above. If you fail to timely deliver the duly executed Amendment Election Form to United Chile LLC, you will be deemed to have elected not to amend the Grant Agreement with respect to your United Chile Synthetic Options.
     As a separate matter, Section 5 of the Grant Agreement is being amended pursuant to its terms to delete the word “Disability” from the first sentence. This amendment is required to comply with Internal Revenue Code Section 409A and recently adopted rules related thereto.
     Except as specifically set forth in this Notice, all provisions of the Grant Agreement will remain unchanged and in full force and effect. If you have any questions regarding the foregoing, please contact Elizabeth Markowski by phone at 303.220.6648 or in writing at the following email address: liz@lgi.com.

United Chile Synthetic Option Holder
Amendment Election Form
     I hereby elect to amend Section 2(d)(ii) and Section 2(d)(iii) of the Grant Agreement (as defined in the Amendment Notice to which this Election Form is attached) to read, in their entirety, as follows:
“(ii) If you die while employed by or a consultant to LGI and its Subsidiaries or within the one-year period referred to in clause (iii) below, your United Chile Synthetic Options will terminate on the first Business Day following the expiration of the one-year period which began on the date of your death; or
(iii) If your employment or consulting relationship with LGI and its Subsidiaries terminates for any reason other than for cause, Disability or death, then your United Chile Synthetic Options will terminate on the first Business Day following the expiration of the one-year period which began on the date of termination of such relationship.”
     I understand and agree that this election is irrevocable and that, other than as set forth in the Amendment Notice and in this Amendment Election Form, all terms and conditions of the Grant Agreement remain unchanged and in full force and effect.

EMPLOYEE	DATE